Exhibit 10.3.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of this 1st day of September, 2013, by and among Robert C. Hatley (the “Executive”), Paragon Commercial Corporation, a North Carolina corporation (the “Corporation”), and Paragon Commercial Bank, a North Carolina-chartered bank and wholly owned subsidiary of the Corporation (the “Bank”). The Corporation and the Bank are hereinafter sometimes referred to together or individually as the “Employer.”

WHEREAS, the Executive is the President and Chief Executive Officer of both the Corporation and the Bank, possessing unique skills, knowledge, and experience relating to the Employer’s business, and the Executive is expected to make major contributions to the profitability, growth, and financial strength of the Employer and its affiliates;

WHEREAS, desiring to assure itself of the continuity of management, to establish minimum benefits for certain of its officers and other key employees, including the Executive; and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(l)(ii) [12 CFR 359.1(f)(l)(ii)] exists or, to the best knowledge of the Employer, is contemplated insofar as the Employer or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1           Employment. The Corporation and the Bank each hereby employs the Executive to serve as President and Chief Executive Officer of Employer according to the terms and conditions of this Agreement and for the period stated in section 1.3. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in section 1.3.

1.2           Duties. As President and Chief Executive Officer of both the Corporation and the Bank, the Executive shall serve under the direction of their respective boards of directors and in accordance with the Employers’ respective Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote his full time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement, except during periods of illness or periods of vacation and leaves of absence consistent with Employer policy. Without the written consent of the Corporation and the Bank, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities.

1.3           Term of Employment. The initial term of this Agreement shall be for the period commencing September 1, 2013 and ending December 31, 2016.  At the end of the initial term and any subsequent term, of this Agreement, unless the Executive receives written notice 30 days prior to the end of the initial term or any subsequent term, the term of this Agreement shall automatically be extended for an additional twelve months.  The board’s decision not to extend the term shall not, by itself, give the Executive any rights to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Article 4 of this Agreement. References herein to the term of this Agreement shall refer to the initial term, as the same may be extended.

1.4           Office of Executive. The office of Executive shall be located at the Bank’s office located at 3535 Glenwood Avenue, Raleigh, North Carolina 27612.

1.5           Director Positions.

(a) Board of Directors of Paragon Commercial Corporation. The Executive is currently serving as a director of Paragon Commercial Corporation.  Paragon Commercial Corporation shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by stockholders, remain a director of Paragon Commercial Corporation throughout the term of this Agreement.  If the Executive is elected or reelected by stockholders as a director, Paragon Commercial Corporation also shall nominate the Executive to serve on the Executive Committee of Paragon Commercial Corporation’s board of directors.  The Executive hereby consents to serve as a director of Paragon Commercial Corporation.  The Executive shall be deemed to have resigned as a director of Paragon Commercial Corporation effective immediately upon termination of the Executive’s employment hereunder pursuant to Article 4 of this Agreement, regardless of whether the Executive submits a formal, written resignation as director.

 (b) Board of Directors of Paragon Commercial Bank. The Executive is currently serving as a director of Paragon Commercial Bank.  The board of directors of Paragon Commercial Corporation and the board of directors of Paragon Commercial Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be elected or reelected as a director of Paragon Commercial Bank.  Paragon Commercial Bank also shall nominate the Executive to serve on the Executive Committee of Paragon Commercial Bank’s board of directors. The Executive shall be deemed to have resigned as a director of Paragon Commercial Bank effective immediately upon termination of the Executive’s employment hereunder pursuant to Article 4 of this Agreement, regardless of whether the Executive submits a formal, written resignation as director.

ARTICLE 2

COMPENSATION AND OTHER BENEFITS

2.1           Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Employer shall pay or cause to be paid to the Executive an initial annual salary of $380,000.00, payable in monthly installments. The Executive’s salary shall not be reduced.  The Executive’s annual salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2           Benefit Plans and Perquisites. The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans of Employer in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Bank’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for the plans or benefits. Without limiting the generality of the foregoing-

(a)           Participation in stock plans. The Executive shall be eligible to participate in the Employer’s stock option plans and other stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Agreement or adopted during the term of this Agreement.

(b)           Club dues. During the term of this Agreement, the Employer shall pay or cause to be paid the Executive’s membership dues in civic clubs, following receipt of approval from Employer. Without limiting the generality of the foregoing, the Executive specifically shall be reimbursed for dues and expenses (other than expenditures for personal use) associated with membership in the Prestonwood Country Club located in Cary, North Carolina, the monthly dues for the Executive’s membership at the Country Club of North Carolina, provided that said Country Club of North Carolina membership shall be used primarily for the Employer’s business purposes, the monthly dues associated with the Cardinal Club located in Raleigh, North Carolina and the monthly dues associated with membership in the Cary Rotary Club.

(c)           Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(d)           Use of automobile. The Executive shall have the use of an automobile titled in the Employer’s name for use by the Executive in carrying out his duties hereunder, the insurance and maintenance expenses of which shall be paid by the Employer. As additional compensation, the Executive may use such automobile for personal purposes, provided that the Executive renders an accounting of his business and personal use to the Employer in accordance with regulations under the Internal Revenue Code of 1986, as amended (“Code”).  The provisions of this paragraph shall not be construed to permit the regular use of such vehicle by family members of the Executive.

2.3           Vacation. The Executive shall be entitled to be paid annual vacation and sick leave in accordance with the policies established from time to time by the Employer, but which shall in no event be less than 20 business days per calendar year. The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave, nor shall the Executive be entitled to accumulate unused sick leave from one year to the next unless authorized to do so by the Employer’s board of directors or by the Employer’s vacation and sick leave policy(ies). Unless authorized by the Employer’s board of directors or by the Employer’s vacation policy, vacation days not used in a given year may not be carried over from one calendar year to the next.

2.4           Indemnification and Insurance.

(a)           Indemnification. The Employer shall indemnity the Executive or cause the Executive to be indemnified for activities as an officer, director, employee, or agent of the Employer or as a person who is serving or has served at the Employer’s request (a “representative”) as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture, trust or other enterprise, domestic or foreign, in which the Employer has a direct or indirect ownership interest against expenses (including without limitation attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred (“Expenses”) in connection with any claim against the Executive that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or representative.

The indemnification provided herein shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to occupy a position as an officer, director, employee, agent or representative with respect to Proceedings relating to or arising out of the Executive’s acts or omissions during the Executive’s service in such position. The benefits provided to the Executive under this Agreement for the Executive’s service as a representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, by-laws or regulations of the entity, or insurance maintained by the affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by the Employer under this Agreement. Any payments in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a representative shall reduce the obligation of the Employer hereunder.

(b)           Exclusions. Despite any contrary provision within this Agreement, however, nothing in this Agreement requires indemnification, reimbursement, or payment by the Corporation or the Bank, and the Executive shall not be entitled to demand indemnification, reimbursement or payment hereunder -

1)           if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(1)(1) [12 CFR 359.1(1)(1)], or

2)           for any claim or any part thereof as to which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to the Employer or with reckless disregard for the best interests of the Employer, or

3)           for any claim or any part thereof arising under section 16(b) of the Securities Exchange Act of 1934 as a result of which the Executive is required to pay any penalty, fine, settlement, or judgment, or

4)           for any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which the Executive was not entitled, or

5)           any proceeding initiated by the Executive without the consent or authorization of the Employer’s board of directors, but this exclusion shall not apply to claims brought by the Executive (x) to enforce the Executive’s rights under this Agreement, or (y) in any Proceeding initiated by another person or entity, regardless of whether the claims were brought by the Executive against a person or entity who was otherwise a party to the proceeding.

(c)           Insurance. The Employer shall maintain or cause to be maintained directors’ and officers’ liability insurance covering the Executive throughout the term of this Agreement.

ARTICLE 3

TERMINATION OF EMPLOYMENT

3.1           Termination Because of Death or Disability.

(a)           Death. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies in active service to the Employer, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years, and for twelve months after the Executive’s death the Employer shall provide without cost to the Executive’s family continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.  However, if such provision of COBRA health care coverage by the Employer to the Executive’s family would be considered discriminatory under Section 105(h) of the Code or Section 2716 of the Public Health Service Act, the Employer shall not provide such coverage but shall instead make monthly payments to the Executive’s family  for the 12-month period in an amount equal to the COBRA premiums that would be payable by the family for COBRA health care coverage during that period.

(b)           Disability. By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform those duties for 90 consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full time basis within 30 days after the Employer gives notice of termination due to disability. If the Executive is terminated by either of the Corporation or the Bank because of disability, the Executive’s employment with the other shall also terminate at the same time. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Employer, provided that the amount of the Employer’s payments to the Executive under this section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan covering the Executive. Furthermore, the Executive shall receive any bonus earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years.

3.2           Involuntary Termination with Cause. The Employer may terminate the Executive’s employment with Cause. If the Executive’s employment terminates with Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. If the Executive is terminated with Cause by either of the Corporation or the Bank, the Executive shall be deemed also to have been terminated with Cause by the other. The Executive shall not be deemed to have been terminated with Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution duly adopted at a meeting of the board of directors called and held for such purpose, which resolution shall (x) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of at least a majority of the directors of the Corporation then in office or a majority of the directors of the Bank then in office, in either case excluding the Executive, at a meeting duly called and held for that purpose. Notice of the meeting and the proposed termination with Cause shall be given to the Executive a reasonable time before the board’s meeting. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Agreement limits the Executive’s or beneficiaries’ right to contest the validity or propriety of the board’s determination of Cause. For purposes of this Agreement “Cause” means any of the following-

(a)           an intentional act of fraud, embezzlement, or theft by the Executive in the course of employment with the Employer, or

(b)           intentional violation of any law or significant policy of the Employer that, in the Employer’s sole judgment, has an adverse effect on the Employer, or

(c)           the Executive’s gross negligence or gross neglect of duties in the performance of his duties as an officer of the Corporation or the Bank, or

(d)           intentional wrongful damage by the Executive to the business or property of the Employer, including without limitation the Employer’s reputation, which in the Employer’s sole judgment causes material harm to the Employer, or

(e)           a breach by the Executive of fiduciary duties or misconduct involving dishonesty, in either case whether in the Executive’s capacity as an officer or as a director, or

(f)           a breach by the Executive of this Agreement that, in the Employer’s sole judgment, is a material breach, which breach is not corrected by the Executive within 10 days after receiving written notice of the breach, or

(g)           removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or(g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(h)           conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or ordinary negligence.  An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Employer.  Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for Employer shall be conclusively presumed to be in good faith and in the best interests of Employer.

3.3           Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.4           Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive 30 days in advance, the Employer may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 30-day period. With advance written notice to the Employer as provided in paragraph (b), the Executive may terminate employment with Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive will be considered a voluntary termination with Good Reason if the conditions stated in both paragraphs (a) and (b) are satisfied-

(a)           a voluntary termination by the Executive will be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent-

1)           a material diminution of the Executive’s Base Salary,

2)           a material diminution of the Executive’s authority, duties, or responsibilities as President and Chief Executive Officer of the Bank, or failure to be appointed as, and remain in office as, the President and Chief Executive Officer of the Bank, or any successor thereto;

3)           failure to nominate the Executive as a director of the Corporation, or failure to appoint the Executive to the Executive Committee of the Corporation’s board of directors if he is reelected by stockholders as a director or failure to elect or reelect the Executive or cause the Executive to be elected or reelected to the board of directors of the Bank and the Executive Committee of the Bank’s board of directors;

4)           a change in the geographic location at which the Executive must perform services for the Employer;

5)           any other action or inaction that constitutes a material breach by the Employer of this Agreement; or

6)           failure to obtain an assumption of the Employer’s obligations under this Agreement by any successor to the Corporation, regardless of whether such entity becomes a successor to the Corporation as a result of a merger, consolidation, sale of assets, share exchange, or other form of corporate reorganization.

(b)           the Executive must give notice to the Employer of the existence of one or more of the conditions described in paragraph (a) within 60 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in paragraph (a) must occur within 6 months after the initial existence of the condition.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Cause. If Executive’s employment is terminated for Cause, the Executive shall receive the salary to which he was entitled through the date on which termination of his employment became effective and any other benefits that may be available to him under the Employer’s benefit plans and policies in effect up to the date of termination of employment.

4.2 Termination by the Executive other than for Good Reason. If the Executive terminates his employment other than for Good Reason, the Executive shall receive the salary to which he is entitled through the date on which the termination of employment becomes effective and any other benefits that may be available to him under the Employer’s benefit plans and policies in effect up to the date of termination of employment.

4.3 Continued Salary in the case of Termination because of Disability. If Executive’s employment terminates because of the Executive’s disability, and such termination is a Separation from Service as herein defined, the Executive shall receive the salary earned through the date on which the termination of employment becomes effective (but only to the extent such salary has not been provided through any disability insurance program provided by the Employer and in which the Executive participates), any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which termination employment becomes effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, such other benefits as may be available to the Executive through the Employer’s benefit plans, policies, and agreements, and any benefits provided for elsewhere in this Agreement.

4.4 Termination without Cause and Termination for Good Reason.
(a) Continued Salary. If the Employer terminates the Executive’s employment without Cause or if the Executive terminates his employment for Good Reason, and such termination is a Separation from Service as herein defined, the Executive shall continue to receive the Base Salary for the remaining term of the Agreement, but he shall not be entitled to continued participation in the Employer’s 401(k) retirement plan or any stock-based plans after the date of separation. The Employer and the Executive acknowledge and agree that the compensation and benefits under this paragraph (a) shall not be payable if compensation and benefits are payable or shall have been previously paid to the Executive under Article 6 of this Agreement.  That is, the parties hereto acknowledge and agree that the Executive shall not be entitled to duplicative compensation and benefit payments under paragraph (a) and under Article 6 if the Employer terminates Executive’s employment without Cause or if the Executive terminates his employment with Employer with Good Reason.

(b) Outplacement and Support. If the Employer terminates the employment of Executive without Cause or if the Executive terminates his employment with Employer for Good Reason, the Employer shall pay or cause to be paid to the Executive reasonable outplacement expenses in the discretion of the board of directors of the Corporation.

4.5 Post-Termination Life and Medical Coverage. If Executive’s employment with Employer terminates involuntarily without Cause, or voluntarily but with Good Reason, or because of disability, the Employer shall continue or cause to be continued at the Employer’s expense life and medical insurance benefits in effect during the year preceding the date of the termination of this Agreement.  The benefits provided by this Section 4.5 shall continue until the first to occur of (a) the Executive’s return to employment with the Employer or another employer, (b) the Executive’s attainment of age 65, (c) the Executive’s death, or (d) a period of 18 months has elapsed since the date of termination.  If the Employer cannot provide such benefits because the Executive is no longer an employee, or if provision of medical insurance benefits by the Employer to the Executive would be considered discriminatory under Section 105(h) of the Code or Section 2716 of the Public Health Service Act, the Employer shall pay or cause to be paid to the Executive an amount in cash equal to the amount of the COBRA premiums for the Executive’s medical insurance coverage, and for other benefits the Executive’s cost to obtain such benefits.

4.6 Definition of “Separation From Service”. For purposes of this Agreement, “Separation from Service” means the Executive has a  “separation from service” within the meaning of Section 409A of the Code from the Employer and will not perform any additional services after a certain date for the Employer (or any related entity) or that the level of bona fide services (whether performed as an employee or as a contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether performed as an employee or as a contractor) over the immediately preceding 36-month period (or, if less, the period the employee has rendered service to the Bank).

ARTICLE 5

CONFIDENTIALITY AND CREATIVE WORK

5.1           Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 5, the term “confidential information” means all of the Employer’s and affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to-

(a)           the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b)           the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c)           the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d)           trade secrets, as defined from time to time by the laws of the State of North Carolina.

Notwithstanding the foregoing, confidential information excludes information that, as of the date hereof or at any time after the date hereof, is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer, or (y) otherwise than by or at the direction of the Executive. This section 5.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

5.2           Return of Materials. The Executive agrees to deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

5.3           Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by this Article 5. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

5.4           Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement the term “affiliate” of the Employer includes the Corporation, the Bank, and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation or the Bank. The rights and obligations set forth in this Article 5 shall survive termination of this Agreement.

5.5           Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

ARTICLE 6

CHANGE IN CONTROL BENEFITS

6.1 Change in Control Termination Benefits.

(a) Termination of Executive Within Eighteen Months After a Change in Control. If a Change in Control occurs while this Agreement is in effect, the Executive shall be entitled to the lump sum payment specified in paragraph (b) below if the Executive’s employment is involuntarily terminated without Cause within 18 months after the Change in Control or if the Executive terminates his employment with Good Reason (as defined in Section 3.4) within 18 months after the Change in Control, and if either such termination of employment is a Separation from Service as defined in Section 4.6.  If the Executive is removed from office or if Executive’s employment terminates before a Change in Control occurs but after discussions with a third party regarding a Change in Control commence and if such termination of employment is a Separation from Service as defined in Section 4.6, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Agreement the removal of the Executive or termination of his employment shall be deemed to have occurred after the Change in Control.

(b) Lump Sum Payment: The Employer shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to (1) 2.99 times the Executive’s annual compensation if the letter of intent or definitive agreement with respect to such Change in Control is signed on or before December 31, 2014; or (2) 2.50 times the Executive’s annual compensation if the letter of intent or definitive agreement with respect to such Change in Control is signed after December 31, 2014 and on or before December 31, 2015; or (3) 2.00 times the Executive’s annual compensation if the letter of intent or definitive agreement with respect to such Change in Control is signed after December 31, 2015 and on or before December 31, 2016.  For this purpose, “annual compensation” means (1) the Executive’s annual Base Salary when the Change in Control occurs or when the Executive’s employment terminates, whichever is greater, plus (2) any bonuses or incentive compensation earned for the calendar year ended immediately before the year in which termination of employment occurred or the calendar year ended immediately before the year in which the Change in Control occurred, whichever is greater, in either case regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral.  The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value.  The payment required under this paragraph (b) shall be paid to Executive in a single lump sum immediately following termination of employment.

(c) Other Benefits: In addition to life and medical insurance benefits under Section 4.5 of this Agreement and any benefits to which the Executive may be entitled under any Salary Continuation Agreement in effect between the Executive and the Employer during the term of this Agreement, if this Agreement is terminated by the Employer without Cause within 18 months after a Change in Control or if the Executive terminates his employment with Good Reason within 18 months after a Change in Control, the Employer shall contribute or cause to be contributed to the Executive’s 401(k) plan account the matching and profit-sharing contributions, if any, that would have been made had the Executive’s employment not terminated before the end of the plan year.

6.2 Definition of Change in Control. For purposes of this Agreement, “Change in Control” means any of the following events:

(i)           After the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing fifty percent (50%) or more of any class of voting securities of the Corporation or the Bank, or acquires control of in any manner the election of a majority of the directors of the Corporation or the Bank;

(ii)           The Corporation of the Bank consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where it is not the surviving corporation in such transaction; or

(iii)           All or substantially all of the assets of the Corporation or the Bank are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.

Notwithstanding the foregoing, a Change in Control shall not include (x) any transaction to which Executive consents in a writing specifically noting this provision of this Agreement, or (y) any transaction or series of transactions associated with the election by the Corporation to be taxed as a Subchapter S corporation under the Internal Revenue Code of 1986.

6.3 No Multiple Severance Payments. If the Executive receives payment under Article 6 he shall not be entitled to any additional severance benefits under Section 4.4 of this Agreement.

6.4 Survival.  The parties hereto specifically agree that the agreements contained in this Article 6 shall survive the termination of this Agreement.

ARTICLE 7

COMPETITION AFTER TERMINATION OF EMPLOYMENT

7.1 Covenant not to Compete.

(a) The Executive covenants and agrees that he will not directly or indirectly compete with the Employer for 24 months should this Agreement be terminated for any of the following reasons: (i) voluntary termination by the Executive; (ii) termination for “Cause” as defined in this Agreement; or (iii) termination by the Executive for “Good Reason” as defined in this Agreement. The running of such 24 month period shall be tolled during and for any period in which there is a breach hereof and any periods during which there is litigation pending relating to such breach.  For this purpose –

(1)           the term “compete” means –

(a) providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b) assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory,

(c) inducing or attempting to induce any person who was a customer of the Bank at the date of the Executive’s termination of employment to seek financial products or services from another financial institution, or

(d) inducing or attempting to induce any Employer employee to seek employment at another financial institution,

(e) organizing or acting as an organizer or founder of another financial institution within the territory,

(2)           the words “directly or indirectly” means -

(a) acting as a consultant, officer, director, independent contractor, organizer, founder or employee of any financial institution in competition with the Bank in the territory, or

(b) communicating to such financial institution the names or addresses of any financial information concerning any person who was a customer of the Bank at the termination of this Agreement.

(3)           the term “customer” means any person to whom the Bank is providing financial products or services on the date of the Executive’s termination of employment.

(4)           the term “financial institution” means any bank, savings association, credit union, or bank or savings association holding company, or any other institution, including but not limited to an institution in organization, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company act of 1956, other than the  Bank or the Corporation.

(5)           “financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by Paragon or affiliates on the date of the Executive’s termination of employment, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6)           the term “person” shall have the meaning specified in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978.

(7)           the term “territory” means any city or county in which the Bank has a full service banking office, any county contiguous thereto and Orange County, North Carolina.

(b)           If any provision of this section or any word, phrase, clause, sentence or other portion thereof is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law (including, without limitation, the geographical and temporal restrictions contained therein).

7.2 Injunctive Relief. If there is a breach or threatened breach of the provisions of Section 7.1 by the Executive, the Employer shall be entitled to an injunction restraining the Executive from such breach.  Nothing herein shall be construed as prohibiting Paragon from pursuing any other remedies for the breach or threatened breach.

7.3 Covenant Void Following a Change in Control. Notwithstanding any other provision contained herein, the provisions of Section 7.1 shall be void and of no further effect upon the occurrence of a Change in Control.

ARTICLE 8

MISCELLANEOUS

8.1           Successors and Assigns.

(a)           This Agreement is binding on successors. This Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

(b)           This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)           This Agreement is personal in nature and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 6.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

8.2           Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Wake County, North Carolina or in the federal court having jurisdiction in Raleigh, North Carolina. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

8.3           Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive, and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4           Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to Paragon Commercial Corporation, 3535 Glenwood Avenue, Raleigh North Carolina 27612, Attention: Corporate Secretary.

8.5           Severability. In the case of conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6           Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7           No Duty to Mitigate. The Employer hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after employment termination, and (y) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, the Employer acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Employer further acknowledges that the payment of severance benefits under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8           Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9           Payment of Legal Fees. The Employer is aware that after a Change in Control management could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Employer desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Employer desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Employer has failed to comply with any of its obligations under this Agreement, or (y) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Employer’s expense as provided in this Section 8.9, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $50,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Employer’s obligation to pay the Executive’s legal fees provided by this section 8.9 operates separately from and in addition to any legal fee reimbursement obligation the Employer may have with the Executive under any separate severance or other agreement. Despite anything in this Agreement to the contrary however, the Employer shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Part 359.3 of the regulations of the Federal Deposit Insurance Corporation [12 CFR 359.3].

8.10           Consultation with Counsel and Interpretation of this Agreement. The Executive acknowledges and agrees that the Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement, or has chosen not to have the assistance of counsel. Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

8.11           Compliance with Internal Revenue Code Section 409A.

(a)           The parties hereby acknowledge and agree that all benefits or payments provided by the Employer to Executive pursuant to this Agreement are intended either to be exempt from Section 409A of the Code, or to be in compliance with Section 409A of the Code, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance.  If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, Employer and Executive agree to attempt to renegotiate in good faith to clarify the ambiguity or make such change.

(b)           If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A of the Code.

(c).           If any severance compensation or other benefit provided to Executive pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A of the Code, and Executive is a “specified employee” within the meaning of Section 409A of the Code, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the date of such separation from service (the “New Payment Date”).  The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to the Executive in a lump sum on the New Payment Date.

(d)           Notwithstanding other provisions of this Agreement, amounts reimbursable to Executive under this Agreement shall be paid to Executive no later than the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARAGON COMMERCIAL BANK	PARAGON COMMERCIAL CORPORATION

By: /s/Howard Jung	By: /s/Howard Jung
Title: Chairman	Title: Chairman

EXECUTIVE

By: /s/Robert C. Hatley
Robert C. Hatley